UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 30, 2006

ACORN FACTOR, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Route 17, Mahwah, New Jersey		07430
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 30, 2006 the Registrant entered into a Purchase Notice Conversion and Accession agreement (the “Agreement”) with Paketeria GmbH, a German corporation (“Paketeria”), and Mr. Andy Roesch (“Roesch”). By the terms of the Agreement, the Registrant agreed to purchase one-third of a 210,000 euros principal amount convertible note issued to Roesch by Paketeria (the “Note”), as required by Roesch’s having met one of the milestones set forth in the Note Purchase Agreement between the Registrant and Roesch, dated August 7, 2006, the execution of a licensing agreement for the 60th Paketeria store.

In addition to the required one-third purchase, the Registrant elected to exercise its right to purchase an additional one-third of the Note. The two-thirds portion of the Note was purchased at a total price of 142,577.53 euros, which sum included accrued interest. The Registrant further agreed to exercise its rights under the note and to convert the purchased portion into 2,850 shares of Paketeria.

In addition to the above, the Registrant agreed to the purchase of an additional 3,000 shares of Paketeria for a purchase price of 182,850 euros.

Attached hereto as Exhibit 99.1 is a press release issued by the Registrant relating in part to the foregoing.

Exhibit No.	Description

99.1	Press release dated November 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of November 2006.

ACORN FACTOR, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel